®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX ANNOUNCES EXERCISE OF UNDERWRITERS’ OVERALLOTMENT OPTION AND CLOSING OF UNDERWRITTEN
PUBLIC OFFERING

ATLANTA, GA – April 12, 2011 — Inhibitex, Inc. (Nasdaq: INHX) announced today the underwriters of its previously-announced underwritten public offering have exercised, in full, their option to purchase from Inhibitex an additional 1,719,512 shares of the Company’s common stock to cover over-allotments. The net proceeds to Inhibitex from the sale of these additional shares at a price of $4.10 per share, after deducting the underwriting discount, are expected to be approximately $6.6 million. This brings the total expected net proceeds of the offering to Inhibitex, after deducting the underwriting discount and estimated offering expenses, to approximately $50.6 million.  The offering closed today, April 12, 2011.

Deutsche Bank Securities Inc. acted as sole book-running manager on the offering. Canaccord Genuity Inc. acted as Lead Manager, JMP Securities LLC acted as Co-Manager, and Trout Capital LLC acted as a financial advisor.

A shelf registration statement on Form S-3 relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and is effective. Copies of a final prospectus supplement relating to the offering, which has been filed with the SEC, may be obtained by contacting Deutsche Bank Securities, Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, Telephone number: 800-503-4611, Email: prospectusrequest@list.db.com. Electronic copies of the prospectus supplement and accompanying prospectus are also available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock of Inhibitex, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Inhibitex

Inhibitex, Inc. is a clinical stage biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. The Company’s pipeline includes FV-100, which is in Phase 2 clinical development for the treatment of shingles, and INX-189, a nucleotide polymerase inhibitor in Phase 1 clinical development for the treatment of chronic hepatitis C infections. The Company also has additional HCV nucleotide polymerase inhibitors in preclinical development and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.
Contacts:
Russell H. Plumb Chief Executive Officer (678) 746-1136 rplumb@inhibitex.com	Lee M. Stern, CFA The Trout Group (646) 378-2922 lstern@troutgroup.com